EXHIBIT 99.1

Proteon Therapeutics Appoints Tony Kingsley to Its Board of Directors

WALTHAM, Mass., Oct. 19, 2015 (GLOBE NEWSWIRE) -- Proteon Therapeutics Inc. (Nasdaq:PRTO), a company developing novel, first-in-class therapeutics to address the medical needs of patients with kidney and vascular diseases, today announced the appointment of S. Anthony (Tony) Kingsley to its Board of Directors. Mr. Kingsley has almost ten years of commercial operations experience in the healthcare industry and 15 years of experience as a Partner at McKinsey & Company focusing on the biotechnology, pharmaceutical and medical device industries. Mr. Kingsley was until recently the Executive Vice President, Global Commercial Operations at Biogen, Inc.

"Tony brings significant experience in commercial sales and operations in the U.S. and globally, as well as a deep understanding of corporate strategy," said Timothy Noyes, President and Chief Executive Officer. "Having served on management teams at three healthcare companies, Tony has expertise and insight on commercializing products that will be invaluable as we prepare for the potential commercialization of vonapanitase."

Mr. Kingsley until recently served as the Executive Vice President, Global Operations at Biogen Inc., where he had been since January 2010. He previously served as Senior Vice President and General Manager of the Gynecological Surgical Products business at Hologic, Inc. and as Division President, Diagnostic Products at Cytyc Corp. In those roles, Mr. Kingsley ran commercial, manufacturing and research and development functions. He was a Partner at McKinsey & Company from 1991 to 2006, focusing on the biotechnology, pharmaceutical and medical device industries.

"I am thrilled to be joining the Proteon Board of Directors at this exciting time for the Company," remarked Mr. Kingsley. "I look forward to contributing as Proteon continues its efforts to commercialize vonapanitase, if approved by FDA."

About Proteon Therapeutics

Proteon Therapeutics is committed to improving the health of patients with kidney and vascular diseases through the development of novel, first-in-class therapeutics. Proteon's lead product candidate, vonapanitase (formerly PRT-201), is intended to improve arteriovenous fistula (AVF) patency, the period of time during which an AVF remains open with adequate blood flow to enable hemodialysis. Proteon is currently evaluating vonapanitase in a Phase 3 clinical trial in patients with chronic kidney disease (CKD) undergoing surgical creation of a radiocephalic AVF for hemodialysis and a Phase 1 clinical trial in patients with symptomatic peripheral artery disease (PAD). For more information, please visit www.proteontherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are, or may be deemed to be, "forward-looking statements." In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately," "potential," or, in each case, their negatives or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements, including those regarding the benefit of Mr. Kingsley's expertise, the commercialization of vonapanitase, whether vonapanitase will be approved by the FDA, and those relating to future events or our future financial performance or condition, involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and other factors, including whether our cash resources will be sufficient to fund our operating expenses and capital expenditure requirements for the period anticipated; whether data from early clinical trials will be indicative of the data that will be obtained from future clinical trials; whether vonapanitase will advance through the clinical trial process on the anticipated timeline and warrant submission for regulatory approval; whether such a submission would receive approval from the Food and Drug Administration or equivalent foreign regulatory agencies on a timely basis or at all; and whether we can successfully commercialize and market our product candidates, are described more fully in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as filed with the Securities and Exchange Commission on August 13, 2015, and our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 20, 2015, and our Current Reports on Form 8-K, as filed with the SEC, particularly in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In light of the significant uncertainties in our forward-looking statements, you should not place undue reliance on these statements or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements contained in this press release represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Relations Contact
George Eldridge, Proteon Therapeutics, Senior Vice President and Chief Financial Officer
781-890-0102
geldridge@proteontherapeutics.com

Media Contact
Chris Erdman or Lynnea Olivarez, MacDougall Biomedical Communications
781-235-3060
proteon@macbiocom.com